UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 15, 2009

SHORE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Maryland	0-22345	52-1974638
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

18 East Dover Street, Easton, Maryland 21601
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (410) 822-1400

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

The information set forth in Item 8.01 of this report is incorporated into this Item 1.01 by reference.

Item 8.01	Other Events.

On April 15, 2009, Shore Bancshares, Inc. (the “Company”) completed the repurchase of all 25,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) that were sold to the U.S. Department of the Treasury (the “Treasury”) on January 9, 2009 pursuant to the Troubled Asset Relief Program Capital Purchase Program.

In connection with this transaction, the Company and the Treasury entered into a letter agreement, in the form attached hereto as Exhibit 10.1 (the “Letter Agreement”). The Letter Agreement amends Section 4.4 of the Securities Purchase Agreement – Standard Terms, dated as of January 9, 2009 (the “Purchase Agreement”), that was executed in connection with the sale of the Preferred Stock to permit the Treasury, subject to applicable securities laws, to transfer all or a portion of the related warrant (covering 172,970 shares of the Company’s common stock) and/or exercise all or a portion of such warrant at any time and without limitation.  Prior to its amendment, Section 4.4 prohibited the Treasury from transferring a portion of the warrant with respect to, or exercising the warrant for, more than one-half of the warrant shares until the earlier of December 31, 2009 or the date on which the Company has received $25 million from one or more qualified equity offerings.  In addition, the Letter Agreement requires the Company, no later than April 30, 2009, to either (i) provide the Treasury with notice of its intent to repurchase the warrant at its fair market value or (ii) issue and deliver a substitute warrant that omits Section 13(H).  Section 13(H) of the warrant provides for a 50% reduction in the number of shares of common stock subject to the warrant in the event the Company receives $25 million in one or more qualified equity offerings.

Item 9.01.	Financial Statements and Exhibits.

(c)           Exhibits.  The exhibits filed with this report are listed in the Exhibit Index which follows the signatures hereto, which index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SHORE BANCSHARES, INC.

Dated: April 15, 2009	By: /s/ W. Moorhead Vermilye
W. Moorhead Vermilye
President and CEO

EXHIBIT INDEX

Exhibit	Description

10.1	Letter Agreement dated as of April 15, 2009 between the Company and the U.S. Department of the Treasury (filed herewith)

99.1	Press release dated April 15, 2009 (filed herewith).